Exhibit 99.3

First Quarter 2018 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at www.ecolab.com/investor. Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB FIRST QUARTER 2018

1Q 2018 Overview

◢Sales:

▪	Reported sales +10% and fixed currency and acquisition adjusted fixed currency sales +6%.
▪	New business growth, share gains, pricing and new product introductions drove acquisition adjusted fixed currency sales increases across all business segments.

◢Operating Income:

▪	Reported operating margin -110 bps; adjusted fixed currency operating margin -60 bps.
▪	Reported operating income -1% with adjusted operating income +4%; adjusted fixed currency operating income +2%.
▪	Pricing, volume growth and cost saving initiatives offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $0.84, -2% versus last year.
▪	Adjusted diluted EPS $0.91, +14% versus last year.
▪	Adjusted EPS growth also benefited from lower interest expense and a lower tax rate.

◢Outlook:

▪	2018: Adjusted diluted EPS forecast raised to $5.30 to $5.50, +13% to 18%. The prior forecast was $5.25 to $5.45.
▪	2Q 2018: Adjusted EPS of $1.23 to $1.29, +10% to 15%.

SUMMARY

Ecolab’s strong growth momentum continued in the first quarter.  Further new business gains, pricing and product innovation drove strong first quarter acquisition adjusted fixed currency sales growth in all of our business segments.  That solid top line growth, along with cost efficiency, lower interest expense and a reduced tax rate, yielded the first quarter’s 14% adjusted earnings per share increase.

We expect 2018 will also be a strong year, with the attractive first half earnings growth accelerating in the second half. We look for better year-on-year acquisition adjusted fixed currency sales growth in all our business segments in 2018 as we once again work aggressively to outpace our markets, and as we benefit from new business gains and investments we have made to further improve sales and service force effectiveness and profitability. We look for accelerated pricing to further exceed delivered product cost headwinds, and along with our product innovation, cost efficiency work and lower interest expense and tax rate, yield strong income growth. We raised our forecast for 2018 adjusted diluted earnings per share, and now expect it to increase 13% to 18% to the $5.30 to $5.50 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half.  The prior forecast was $5.25 to $5.45.  Currency translation is expected to be a $0.10 benefit to full year earnings.  Adoption of the new revenue recognition standard is expected to have a $0.01 unfavorable impact on full year adjusted diluted earnings per share.

We also expect solid sales and pricing growth in the second quarter, along with a lower tax rate and fewer shares, to more than offset higher delivered product costs and yield double-digit earnings growth.  We look for second quarter adjusted diluted earnings per share to be in a $1.23 to $1.29 per share range, increasing 10% to 15% over the prior year.  Currency translation is expected to have a favorable impact of approximately $0.04 per share in the second quarter.  Adoption of the new revenue recognition standard is expected to have a $0.01 unfavorable impact on second quarter adjusted diluted earnings per share.

HIGHLIGHTS

•	First quarter diluted earnings per share were $0.84.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, first quarter 2018 adjusted diluted earnings per share increased 14% to $0.91. This compared with adjusted diluted earnings per share of $0.80 a year ago.

•

Consolidated sales rose 10%.  Acquisition adjusted fixed currency sales increased 6%, with strong growth in all of our business segments. Regionally, acquisition adjusted fixed currency sales growth was led by North America and Asia Pacific.

•

Reported operating margins decreased 110 basis points. Adjusted fixed currency operating margins decreased 60 basis points as price and volume increases were more than offset by rising delivered product costs in the quarter.  Adjusted fixed currency operating income rose 2%.

•

The adjusted operating income gain, along with lower interest expense and a lower tax rate, yielded the 14% increase in first quarter 2018 adjusted diluted earnings per share.  Adoption of the new revenue recognition standard had a $0.01 favorable impact on first quarter adjusted diluted earnings per share.

•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing and cost efficiencies to grow our top and bottom lines at improved rates.  We also see continued good underlying sales volume and pricing across our business segments and look for that to more than offset continued delivered product cost headwinds and yield stronger income growth.

•

We now expect 2018 adjusted earnings per share to rise 13% to 18% to the $5.30 to $5.50 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half, as volume and price gains increasingly offset the expected impact of higher delivered product costs and systems investments that will have a greater impact in the first half.

•

We expect strong second quarter fixed currency acquisition adjusted sales growth with lower operating margins as improved sales momentum and accelerated pricing are more than offset by higher delivered product costs and systems investments. Adjusted diluted earnings per share are expected to be in the $1.23 to $1.29 range, up 10% to 15%.

•

In summary, we saw continued strong momentum in our business as we began 2018 and expect further improvement over the balance of the year to deliver our forecasted 13% to 18% adjusted diluted earnings per share growth.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	5%
Pricing	1%
Subtotal	6%
Acq./Div.	1%
Fixed currency growth	6%
Currency impact	3%
Total	10%

Amounts in the table above reflect rounding

Ecolab’s first quarter reported sales increased 10% when compared to the year ago period.  Fixed currency sales grew 6%, and acquisition adjusted fixed currency sales increased 6%.  Looking at the growth components, volume and mix rose 5% and pricing increased 1%. Acquisitions and divestitures added 1% and currency added 3% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	4%	4%
Water	7%	5%
Paper	5%	0%
Life Sciences	24%	14%
Textile Care	-2%	-2%
Total Global Industrial	5%	3%

FOOD & BEVERAGE

First quarter fixed currency Food & Beverage sales rose 4% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our food business, good growth in dairy processing operations, moderate gains in protein and beverage, and soft dairy farm sales.  Regionally, fixed currency sales growth was strong in Latin America and Europe, with modest gains in North America and Asia Pacific.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued good growth in the second quarter.

WATER

Water sales continued to show strong momentum in the first quarter as fixed currency sales increased 7%, with acquisition adjusted fixed currency sales rising 5%.  All major businesses showed good growth.  Light industry water treatment sales were led by its innovative technology and service offerings. Heavy industry sales benefited from sales force investments and improved market conditions. Mining gains were led by new business wins. Sales increased in all regions.

We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued good growth in the second quarter from further share gains in light, heavy and mining.

PAPER

First quarter fixed currency Paper sales increased 5%; acquisition adjusted fixed currency sales were flat.  Modest gains in the other regions were offset by soft sales in Asia Pacific.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show better growth over the balance of 2018 through continued globalization of best practices, price increases, and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences first quarter fixed currency sales increased 24%.  Adjusted for acquisitions, fixed currency sales were strong, increasing 14% as we saw good growth from recent business wins and pricing execution. Growth was led by strong sales in cleaning and disinfection programs in both the pharmaceutical and personal care markets.

Our sales and service team continues to strengthen, product innovation is developing well and our new business pipeline looks solid. We expect continued strong growth from Life Sciences in 2018.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	6%	5%
Specialty	10%	10%
Healthcare	25%	0%
Total Global Institutional	9%	5%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 6% in the first quarter.  Adjusted for acquisitions, fixed currency sales for Institutional rose 5%, with some benefit from increased distributor inventory; net of that activity, acquisition adjusted sales grew 4%.  Global lodging demand continued to show moderate growth while global full-service restaurant industry foot traffic remained soft, particularly in North America. Looking at Institutional’s regional fixed currency sales, North America and Asia Pacific were strong, Latin America rose moderately, and Europe sales, adjusted for acquisitions, grew modestly.  All regions showed improved sales trends in the first quarter as we continue using our strong value proposition to aggressively drive sales and win new business, increase share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers.

With a continued emphasis on driving business wins across all regions and customers, a strong line of new innovation that improves customer results and reduces their water, energy and labor costs, and continued pricing, we expect to continue to build on our industry leadership position and yield improved Institutional sales growth and a solid performance for the full year 2018.

SPECIALTY

First quarter Specialty sales grew a very strong 10% in fixed currencies, benefiting from strong ongoing business and the rollout of new account wins. We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business gains remain robust, driven by improved service coverage, new product innovation, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning. The food retail business also posted strong growth reflecting continued new customer additions and product introductions.

Momentum is good in the Specialty business.  With a strong new business pipeline, our ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force, we expect a good second quarter and another year of attractive growth for Specialty in 2018.

HEALTHCARE

Fixed currency Healthcare sales rose 25% in the first quarter. Acquisition adjusted fixed currency Healthcare sales were flat in the quarter.  Strong first quarter sales of environmental hygiene programs were offset by slow sales in Europe and flat sales of non-program and deemphasized non-core products.

Program sales of our environmental hygiene offering continue to show very good growth as we execute the Ecolab value proposition, offering our combined innovative products and premium on-site service programs that work together to help reduce healthcare acquired infections and increase operational efficiencies, and thereby deliver improved outcomes in hospital operating rooms, patient rooms and central sterile areas. Customer results from our program approach have proven successful, and interest levels remain very attractive, making us confident in the long-term growth potential for our business.

We expect Healthcare to show similar results in the second quarter and improvement over the balance of the year.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	9%	10%

First quarter fixed currency Energy segment sales were strong, increasing 9%.  Adjusted for acquisitions, fixed currency sales were up 10% as Energy benefited from improving energy markets, pricing, share gains and the timing of some shipments that will moderate second quarter growth. Within our upstream business, the well stimulation business again recorded very strong growth.  The production business delivered a strong increase, primarily driven by increased North American activity and some shipment timing which more than offset continued soft international trends. Downstream sales also showed solid growth driven by international sales.

We expect second quarter 2018 Energy segment sales growth will be in the mid-single digits led by still strong but moderating growth in well stimulation, modest gains in production and continued good downstream growth. With industry conditions improved, we continue to look for better Energy growth and profitability in 2018 as new business wins develop through our innovative products, our high value service offering and strong customer relationships.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	14%	8%
Colloidal Technologies	2%	2%
Total Other	-11%	8%
Note: Equipment Care was sold November 1, 2017

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 14% in the first quarter.  Acquisition adjusted fixed currency sales growth remained strong, increasing 8%, led by strong sales growth in food & beverage and hospitality, as well as good growth in restaurants.   Regionally, North America, Europe and Asia Pacific all delivered double digit growth in the first quarter, while Latin America had more moderate gains.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies. We expect Pest Elimination sales to show continued good growth in the second quarter led by gains in all markets.

ADOPTION OF NEW ACCOUNTING STANDARDS

Beginning in 2018, Ecolab adopted the new FASB revenue recognition standard. We reviewed our product and service offerings under the new standard and the SEC requirement for separation of them in our income statement.  As such, we now disclose product and service offerings separately in our income statement. We also reclassified certain costs, primarily compensation, from selling, general and administrative (SG&A) expenses to cost of sales (COS) to align with the costs of providing newly classified service revenue. Adoption of the new revenue recognition standard reduced 2017 earnings per share by $0.01 and is expected to have a $0.01 unfavorable impact on full year 2018 adjusted diluted earnings per share.  We disclosed revised 2016 and 2017 financial information aligned with the new presentation in our 8-K dated April 18, 2018.

Ecolab has also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension income are recorded below operating income in other (income)/expense.  We adopted the new standard retrospectively and revised the 2016 and 2017 financial information to reflect the adoption of the pension accounting standard in the 8-K mentioned above.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Gross Profit	$ 1,388.8	40.0%	$ 1,310.6	41.4%	6%

First quarter gross margins were 40.0%, declining 140 basis points from the year-ago level. The decline was driven by higher delivered product costs and the impact of growth within Global Energy (which on average has a lower gross margin) that more than offset the impact from increased pricing and cost savings.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
SG&A	$ 1,008.5	29.1%	$ 947.2	30.0%	6%

SG&A expenses represented 29.1% of first quarter sales and the ratio to sales declined 90 basis points from last year as sales volume leverage and the 2017 restructuring and cost savings actions more than offset investments in the business.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Consolidated Op. Inc.	$ 354.3	10.2%	$ 357.2	11.3%	-1%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 383.5	10.9%	$ 377.4	11.5%	2%

Consolidated operating margins were 10.2%.  Adjusted for special charges, fixed currency operating income margins were 10.9%, declining 60 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 2%.  Pricing, volume growth and cost savings initiatives offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Industrial Op. Inc.	$129.9	10.5%	$135.6	11.5%	-4%

Fixed currency operating income for the Global Industrial segment decreased 4%. Fixed currency acquisition adjusted operating income for the Global Industrial segment decreased 5% and margins declined 90 basis points to 10.6%.  Pricing, sales volume gains and cost savings were more than offset by higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Institutional Op. Inc.	$198.7	16.3%	$186.8	16.8%	6%

Fixed currency operating income for the Global Institutional segment increased 6%. Acquisition adjusted fixed currency operating income grew 4% while margins declined 20 basis points to 16.6%. Pricing and sales volume gains were more than offset by new customer installation and innovation investments as well as higher delivered product costs.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Energy Op. Inc.	$70.9	8.4%	$70.9	9.1%	0%

Fixed currency Global Energy segment operating income was flat. Acquisition adjusted fixed currency operating income increased 2% while margins declined 70 basis points to 8.4%.  Volume and pricing gains were more than offset by higher delivered product costs and a rebuild of prior period compensation reductions.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Other Op. Inc.	$27.1	13.7%	$27.1	12.2%	0%

Acquisition and divestiture adjusted fixed currency operating income for the Other segment increased 14% and margins increased 90 basis points to 14.4% reflecting pricing and sales volume gains which more than offset increased field-related costs. The Equipment Care business was sold on November 1, 2017.

($ millions, unaudited)	2018	2017
Corporate
Corp. Expense	($43.1)	($43.0)
Special Gains/(Charges)	(26.0)	(7.7)
Total Corporate Expense	($69.1)	($50.7)

The corporate segment expense includes amortization expense of $43 million in both the first quarter of 2018 and 2017 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special charges of $26 million ($20 million after tax) primarily related to a previously announced funding commitment to the Ecolab Foundation.

Total special gains and charges for the first quarter of 2017 were a net charge of $8 million ($5 million after tax) associated with Anios and Swisher acquisition and integration costs.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the first quarter of 2018 was 21.8% compared with the reported rate of 17.4% in the first quarter of 2017.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 22.0% in the first quarter of 2018 compared with 24.9% for the same period last year. The decrease in our adjusted tax rate was primarily driven by changes in the U.S. tax law.

Ecolab reacquired 1.6 million shares of its common stock during the first quarter of 2018.

The net of this performance is that Ecolab reported first quarter diluted earnings per share of $0.84 compared with $0.86 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, first quarter adjusted diluted earnings per share were $0.91 compared with $0.80 last year.  Currency translation had a $0.03 favorable impact on first quarter 2018 adjusted diluted earnings per share, and adoption of the new revenue recognition standard had a $0.01 favorable impact on first quarter adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	March 31
($ millions)	2018	2017
Cash and cash eq.	$ 175.5	$ 212.1
Accounts receivable, net	2,574.3	2,355.6
Inventories	1,541.8	1,428.9
Other current assets	305.2	308.9
PP&E, net	3,779.9	3,424.9
Goodwill and intangibles	11,315.2	11,033.8
Other assets	492.4	459.3
Total assets	$ 20,184.3	$ 19,223.5

Short-term debt	$ 1,017.8	$ 1,699.4
Accounts payable	1,229.1	1,039.3
Other current liabilities	1,735.9	1,505.8
Long-term debt	6,397.7	5,841.6
Pension/Postretirement	1,027.7	1,014.4
Other liabilities	1,106.2	1,274.0
Total equity	7,669.9	6,849.0
Total liab. and equity	$ 20,184.3	$ 19,223.5

	March 31
(unaudited)	2018	2017
Total Debt/Total Capital	49.2%	52.4%
Net Debt/Total Capital	48.6%	51.7%
Net Debt/EBITDA	2.5	2.6
Net Debt/Adjusted EBITDA	2.4	2.5

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 49% at March 31, 2018, with the net debt to adjusted EBITDA ratio at 2.4 times.

SELECTED CASH FLOW ITEMS

	Three Months Ended
(unaudited)	March 31
($ millions)	2018	2017
Cash from op. activities	$ 487.2	$ 425.7
Depreciation	150.9	142.2
Amortization	80.2	73.8
Capital expenditures	203.3	167.5

FORECAST

We expect the strong business momentum to continue and yield strong gains for the full year 2018. Sales growth has increased across all of our segments, new product launches are adding to growth and enhancing our leadership positions, and pricing has accelerated.  We expect consolidated gross margins for 2018 to increase, with a similar selling, general and administrative ratio to sales, higher other income and lower interest expense and tax rate.  Ecolab expects 2018 adjusted diluted earnings per share to rise approximately 13% to 18% to the $5.30 to $5.50 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half, reflecting the expected improvement in volume growth and accelerated pricing, which should more than offset the impact of significantly higher delivered product costs and increased systems investments, both of which are expected to have an outsized impact on the first half.  Our full year forecast earnings per share range includes the loss of Equipment Care income which will reduce earnings per share by an expected $0.03 per share.  At current rates of exchange, we expect foreign currency translation to represent a $0.10 per share benefit to earnings per share.  Adoption of the new revenue recognition standard is expected to have a $0.01 unfavorable impact on full year adjusted diluted earnings per share.

We look for second quarter adjusted diluted earnings per share to be in the $1.23 to $1.29 range, up 10% to 15% compared with $1.12 earned last year.  We look for solid acquisition adjusted fixed currency sales growth in all our segments. Pricing should again exceed delivered product cost increases in the quarter as we continue our work to improve margins.  Our second quarter forecast earnings per share range includes the loss of Equipment Care income which will reduce earnings per share by an expected $0.01 per share.  We expect consolidated gross margins to be similar to last year, with a slightly higher selling, general and administrative ratio to sales, higher other income and an improved adjusted tax rate versus 2017.  At current rates of exchange, we expect foreign currency to have a favorable $0.04 impact on second quarter diluted earnings per share.  Adoption of the new revenue recognition standard is expected to have a $0.01 unfavorable impact on second quarter adjusted diluted earnings per share.

SUMMARY

In summary, we continue to see strong business momentum, and along with accelerated pricing and cost efficiency, we are more than offsetting delivered product costs.  When combined with our continued product innovation and improved cost efficiency, we expect strong earnings per share growth in 2018, rising 13% to 18%.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency.  We expect improving volume growth and pricing across all our business segments to overcome delivered product cost headwinds and deliver attractive earnings per share growth in 2018, while we continue to make the right investments to drive our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 second quarter and full-year financial and business results, sales and earnings growth, adjusted gross margin, SG&A ratios to sales, interest expense, tax rate, shares outstanding, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, cost savings, currency translation, the impact of M&A transactions and actions and impacts associated with the adoption of new accounting standards. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the first quarter 2018 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent)	2018	2017

Net sales
Reported GAAP net sales	$ 3,470.9	$ 3,162.4
Effect of foreign currency translation	33.0	128.0
Non-GAAP fixed currency sales	3,503.9	3,290.4
Effect of acquisitions and divestitures	(77.3)	(53.1)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,426.6	$ 3,237.3

Cost of Sales
Reported GAAP cost of sales	$ 2,082.1	$ 1,851.8
Special (gains) and charges	-	1.5
Non-GAAP adjusted cost of sales	$ 2,082.1	$ 1,850.3

Gross Margin
Reported gross margin	40.0%	41.4%
Non-GAAP adjusted gross margin	40.0%	41.5%

Operating income
Reported GAAP operating income	$ 354.3	$ 357.2
Effect of foreign currency translation	3.2	12.5
Non-GAAP fixed currency operating income	357.5	369.7
Special (gains) and charges	26.0	7.7
Non-GAAP adjusted fixed currency operating income	383.5	377.4
Effect of acquisitions and divestitures	(3.7)	(4.2)
Non-GAAP acquisition adjusted fixed currency operating income	$ 379.8	$ 373.2

Operating Income Margin
Reported GAAP operating income margin	10.2%	11.3%
Non-GAAP adjusted fixed currency operating income margin	10.9%	11.5%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent and per share)	2018	2017

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 247.3	$ 254.0
Special (gains) and charges, after tax	19.7	5.2
Discrete tax net expense (benefit)	(0.1)	(22.8)
Non-GAAP adjusted net income attributable to Ecolab	$ 266.9	$ 236.4

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 0.84	$ 0.86
Special (gains) and charges, after tax	0.07	0.02
Discrete tax net expense (benefit)	0.00	(0.08)
Non-GAAP adjusted diluted EPS	$ 0.91	$ 0.80

Provision for Income Taxes
Reported GAAP tax rate	21.8%	17.4%
Special gains and charges	0.2	0.3
Discrete tax items	0.0	7.2
Non-GAAP adjusted tax rate	22.0%	24.9%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,509.5	$ 1,270.7
Provision for income taxes	258.7	383.3
Interest expense, net	248.9	261.0
Depreciation	594.4	571.7
Amortization	314.0	287.2
EBITDA	$ 2,925.5	$ 2,773.9
Special (gains) and charges impacting EBITDA	58.6	106.9
Adjusted EBITDA	$ 2,984.1	$ 2,880.8

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,241.4	($23.9)	$ 1,217.5	$ 1,178.3	($1.6)	$ 1,176.7
Global Institutional	1,218.0	(45.0)	1,173.0	1,114.6	(0.1)	1,114.5
Global Energy	847.1	(0.3)	846.8	775.7	(5.3)	770.4
Other	197.4	(8.1)	189.3	221.8	(46.1)	175.7
Subtotal at fixed currency rates	3,503.9	(77.3)	3,426.6	3,290.4	(53.1)	3,237.3
Currency impact	(33.0)			(128.0)
Consolidated reported GAAP net sales	$ 3,470.9			$ 3,162.4

Operating Income
Global Industrial	$ 129.9	($0.9)	$ 129.0	$ 135.6	($0.3)	$ 135.3
Global Institutional	198.7	(3.6)	195.1	186.8	0.1	186.9
Global Energy	70.9	0.7	71.6	70.9	(0.7)	70.2
Other	27.1	0.1	27.2	27.1	(3.3)	23.8
Corporate	(43.1)	-	(43.1)	(43.0)	-	(43.0)
Adjusted at fixed currency rates	383.5	(3.7)	379.8	377.4	(4.2)	373.2
Special (gains) and charges	26.0			7.7
Reported OI at fixed currency rates	357.5			369.7
Currency impact	(3.2)			(12.5)
Consolidated reported GAAP operating income	$ 354.3			$ 357.2

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84
Adjustments:
Special (gains) and charges (3)	0.07
Discrete tax expense (benefits) (4)	0.00
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 primarily includes a commitment to the Ecolab Foundation of $18.9 million, net of tax, along with restructuring activities of $0.3 million, net of tax, acquisition and integration costs and $0.3 million, net of tax, and other litigation charges of $0.3 million, net of tax, in the first quarter.

(4) Discrete tax expense (benefits) were primarily driven by $6.8 million of tax benefits associated with stock compensation excess tax benefits, the U.S. tax reform one time repatriation tax expense of $11.3 million, and $4.6 million of other tax benefits in the first quarter.